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                             Supplemental Agreement
                Amendment No. 1 to Securities Purchase Agreement

Supplemental Agreement dated and effective as of September 27, 2001, among China Development Industrial Bank Inc. (the "Seller"), the investors signatory hereto (individually, a "Purchaser" and, collectively, the "Purchasers"), and Baker & McKenzie (the Seller, Purchasers and Baker & McKenzie are, collectively, the "Parties").

Whereas pursuant to the Securities Purchase Agreement among the Parties dated September 7, 2001 (the "Agreement"), the Seller agreed to sell to the Purchasers and the Purchasers severally agreed to purchase from the Seller the Shares (as defined in the Agreement), subject to the terms of the Agreement.

Whereas the Parties now desire to amend certain provisions of the Agreement.

Now therefore, in consideration of the reduction of the floor price in relation to the first tranche referred to in the Agreement, the Parties agree to be bound by the amendments to the Agreement more fully set out below:

1. Capitalized terms not defined herein shall have their meanings set forth in the Agreement.

2. Unless otherwise expressly amended herein, terms, conditions and provisions of the Agreement shall remain in full force and effect.

3. The reference in Article 1.1 of the Agreement to ""Floor Price" means $12.60 (subject to equitable adjustment in the event of stock splits, stock combinations or similar events affecting the Common Stock prior to the end of the measurement period utilized to calculate the Floor Price)." is hereby amended to ""Floor Price" means $10.00 in relation to the first tranche and $12.60 in relation to the second and third tranches (all of which are subject to equitable adjustment in the event of stock splits, stock combinations or similar events affecting the Common Stock prior to the end of the measurement period utilized to calculate the Floor Price)."

4. The reference in Article 2.2(c) of the Agreement to "If the average of the Closing Prices during the seventeen Trading Days immediately following (but not including) the First Tranche Closing Date (the "First Tranche Pricing Period") is greater than the Ceiling Price or less than the Floor Price, then each Purchaser shall have the right (but not the obligation) to purchase up to a number of First Tranche Shares equal to the product of
      (1) 500,000 multiplied by (2) such Purchaser's First Tranche Percentage at a purchase price per Share equal to the First Tranche Per Share Purchase Price." is hereby amended to "If the average of the Closing Prices during the seventeen Trading Days immediately following (but not including) the First Tranche Closing Date (the "First Tranche Pricing Period") is less than the Floor Price, then each Purchaser shall have the obligation to purchase a number of First Tranche Shares equal to the product of (1) 250,000 multiplied by (2) such Purchaser's First Tranche Percentage at a purchase price per Share equal to the First Tranche Per Share Purchase Price, and shall in addition have the right (but not the obligation) to purchase up to a number of First Tranche Shares equal to the product of
      (1) 250,000 multiplied by (2) such Purchaser's First Tranche Percentage at a purchase price per Share equal to the First Tranche Per Share Purchase Price."









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IN WITNESS WHEREOF, the Parties hereto have caused this Supplemental Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.


CHINA DEVELOPMENT INDUSTRIAL BANK INC.


By: /s/ Chin Lin
    -----------------------------
Chin Lin
Senior Executive Vice President


PINE RIDGE FINANCIAL, INC.


By: /s/ Kenneth L. Henderson
    -----------------------------
Kenneth L. Henderson
Attorney-in-Fact


VERTICAL VENTURES LLC


By: /s/ Josh Silverman
    -----------------------------
Josh Silverman
Manager


BAKER & MCKENZIE


By: /s/ Kevin Liao
    -----------------------------
Name: Kevin Liao
Title: Associate Partner